Exhibit 10.2

NORTHWEST PIPE COMPANY

RESTRICTED STOCK UNIT AGREEMENT

This RESTRICTED STOCK UNIT AGREEMENT (“Agreement”) is made and entered into as of June 16, 2022 (“Effective Date”) by and between Northwest Pipe Company (the “Company”), and XXX (the “Employee”) (collectively, the “Parties”).

RECITALS

The Company has determined that it would like to provide certain financial incentives to the Employee, in order to encourage continued employment, on the terms and subject to the conditions set forth in this Agreement.

AGREEMENT

The Parties hereby agree as follows:

1.           Restricted Stock Unit Grant. The Employee is granted an award of restricted stock units (“Restricted Stock Units”) on the following terms:

1.1          Grant. The Company hereby grants Employee an award of XXX Restricted Stock Units, subject to all of the terms and conditions of this Agreement, and the Company’s stockholder approved 2022 Stock Incentive Plan (the “Plan”), including but not limited to the provisions of the Plan governing awards of Restricted Stock Units. Unless otherwise defined herein, capitalized terms used herein shall have the meanings ascribed to them in the Plan. The grant of Restricted Stock Units obligates the Company, upon vesting in accordance with this Agreement, to deliver to the Employee one share of common stock of the Company (a “Share”) for each Restricted Stock Unit.

1.2           Company’s Obligation to Pay. Unless and until the Restricted Stock Units have vested in the manner set forth in Sections 1.3 through 1.5, the Employee will have no right to be issued Shares (as defined below) as payment of such Restricted Stock Units. Prior to actual issuance of Shares as payment of any vested Restricted Stock Units, such Restricted Stock Units will represent an unsecured obligation. Payment of any vested Restricted Stock Units shall be made in only whole shares of the Company’s common stock (“Shares”) only, rounding down to the nearest whole Share.

1.3           Vesting Schedule/Period of Restriction. Except as provided in subsections 1.4 and 1.5, and subject to Section 1.7, the Restricted Stock Units awarded by this Agreement shall vest in accordance with the Vesting Schedule attached hereto as Appendix A. Restricted Stock Units shall not vest in the Employee unless the Employee shall have been continuously employed by the Company or one of its Subsidiaries from the Grant Date until the date the Restricted Stock Units vest in accordance with the provisions of this Agreement.

1.4           Change of Control. In the event a Change of Control of the Company (as defined in Appendix B) occurs at any time prior to the last vesting date, unless the Administrator of the Plan has made a provision for the substitution, assumption, exchange or other continuation or settlement of the Restricted Stock Units, or this Agreement would otherwise continue in accordance with its terms in the circumstances, a pro-rata number of Restricted Stock Units will be calculated based on time elapsed between the most recently achieved vesting date and the next succeeding vesting date as of the date of the Change of Control, and those Restricted Stock Units will be immediately vested.

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1.5           Committee Discretion. The Compensation Committee of the Company’s Board of Directors (the “Committee”), in its discretion, may accelerate the vesting of the balance, or some lesser portion of the balance, of the Restricted Stock Units at any time, subject to the terms of the Plan. If so accelerated, such Restricted Stock Units will be considered as having vested as of the date specified by the Committee with respect to the number of Shares designated by the Committee.

1.6           Payment after Vesting. Any Restricted Stock Units that vest in accordance with Sections 3 through 5 will be paid to the Employee through issuance of Shares as soon as practicable following the date of vesting, subject to Section 1.10 and the provisions of Section 10.b(iii) of the Plan.

1.7           Clawback provision. If the Company’s financial statements are the subject of a restatement due to misconduct, to the extent permitted by governing law, in all appropriate cases, the Company will seek reimbursement of excess share compensation granted to Employee per this Agreement. “Excess share compensation” means the positive difference, if any, between (i) the award paid to Employee and (ii) the award that would have been paid to Employee had the award been calculated based on the Company’s financial statements as restated.

1.8           Forfeiture. Notwithstanding any contrary provision of this Agreement, the balance of the Restricted Stock Units that have not vested pursuant to Sections 1.3 through 1.5 at the time of the Employee’s termination of employment with the Company or one of its Subsidiaries (for any reason, including but not limited to death or Disability and with or without cause) will be forfeited and automatically transferred to and reacquired by the Company at no cost to the Company.

1.9           Death of Employee. Any distribution of Shares that vested during Employee’s lifetime which is to be made to the Employee under this Agreement after the Employee is deceased shall be made to the duly appointed administrator or personal representative of the Employee’s estate. Any such administrator or personal representative must furnish the Company with (a) written notice of his or her status as transferee, and (b) evidence satisfactory to the Company to establish the validity of the transfer and compliance with any laws or regulations pertaining to said transfer.

1.10           Withholding of Taxes. When Shares are issued as payment for vested Restricted Stock Units, the Company (or the employing Subsidiary) may withhold a portion of the Shares that have an aggregate market value sufficient to pay federal, state, local and foreign income, social insurance, employment and any other applicable taxes required to be withheld by the Company or the employing Subsidiary with respect to the Shares, unless the Company, in its sole discretion, either requires or otherwise permits the Employee to make alternate arrangements satisfactory to the Company for such withholdings in advance of the arising of any withholding obligations. The number of Shares withheld pursuant to the prior sentence will be rounded up to the nearest whole Share, with no refund for any value of the Shares withheld in excess of the tax obligation as a result of such rounding. Notwithstanding any contrary provision of this Agreement, no Shares will be issued unless and until satisfactory arrangements (as determined by the Company) have been made by the Employee with respect to the payment of any income and other taxes which the Company determines must be withheld or collected with respect to such Shares. In addition and to the maximum extent permitted by law, the Company (or the employing Subsidiary) has the right to retain without notice from salary or other amounts payable to the Employee, cash having a sufficient value to satisfy any tax withholding obligations that the Company determines cannot be satisfied through the withholding of otherwise deliverable Shares. All income and other taxes related to the Restricted Stock Units award and any Shares delivered in payment thereof are the sole responsibility of the Employee. By accepting this award, the Employee expressly consents to the withholding of Shares and to any additional cash withholding as provided for in this Section 1.10.

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1.11           Rights as Shareholder. Neither the Employee nor any person claiming under or through the Employee will have any of the rights or privileges of a shareholder of the Company in respect of any Shares deliverable hereunder unless and until certificates representing such Shares (which may be in book entry form) shall have been issued, recorded on the records of the Company or its transfer agents or registrars, and delivered to the Employee (including through electronic delivery to a brokerage account). After such issuance, recordation and delivery, the Employee will have all the rights of a shareholder of the Company with respect to voting such Shares and receipt of dividends and distributions on such Shares.

1.12           Grant is Not Transferable. This grant of Restricted Stock Units and the rights and privileges conferred hereby may not be sold, pledged, assigned, hypothecated, transferred or disposed of in any way (whether by operation of law or otherwise) and will not be subject to sale under execution, attachment or similar process, until the Employee has been issued Shares in payment of the Restricted Stock Units. Upon any attempt to sell, pledge, assign, hypothecate, transfer or otherwise dispose of this grant, or any right or privilege conferred hereby, or upon any attempted sale under any execution, attachment or similar process, this grant and the rights and privileges conferred hereby immediately will become null and void.

1.13           Restrictions on Sale of Securities. The Shares issued as payment for vested Restricted Stock Units under this Agreement will be registered under U.S. federal securities laws and will be freely tradable upon receipt. However, an Employee’s subsequent sale of the Shares may be subject to any market blackout-period that may be imposed by the Company and must comply with the Company’s insider trading policies, and any other applicable securities laws.

1.14           Additional Conditions to Issuance of Certificates for Shares. The Company shall not be required to issue any certificate or certificates for Shares hereunder prior to fulfillment of all the following conditions: (a) the admission of such Shares to listing on all stock exchanges on which such class of stock is then listed; (b) the completion of any registration or other qualification of such Shares under any U.S. state or federal law or under the rulings or regulations of the Securities and Exchange Commission or any other governmental regulatory body, which the Committee shall, in its absolute discretion, deem necessary or advisable; (c) the obtaining of any approval or other clearance from any U.S. state or federal governmental agency, which the Committee shall, in its absolute discretion, determine to be necessary or advisable; and (d) the lapse of such reasonable period of time following the date of vesting of the Restricted Stock Units as the Committee may establish from time to time for reasons of administrative convenience, but not to exceed the maximum time limit set forth in Section 10.b(iii) of the Plan.

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1.15           Modifications to the Agreement. This Agreement, the 2022 LTI Grant and the Plan collectively constitute the entire understanding of the Parties on the subjects covered. The Employee expressly warrants that Employee is not accepting this Agreement in reliance on any promises, representations, or inducements other than those contained herein. Modifications to this Agreement can be made only in an express written contract executed by the Parties; provided, however that notwithstanding anything to the contrary in the Plan or this Agreement, the Company reserves the right to revise this Agreement as it deems necessary or advisable, in its sole discretion and without the consent of the Employee, to comply with Section 409A of the Code or to otherwise avoid imposition of any additional tax or income recognition under Section 409A of the Code prior to the actual payment of Shares pursuant to this award of Restricted Stock Units.

1.16           Adjustments Upon Changes in Capital. The aggregate number of Restricted Stock Units covered by this Agreement will be proportionally adjusted for any increase or decrease in the number of issued and outstanding Shares resulting from a stock split-up or consolidation of Shares or any like capital adjustments, or the payment of any stock dividend, as set forth in the Plan.

2.          No Contract of Employment. Subject to any employment contract with the Employee, the terms of such employment will be determined from time to time by the Company, or one of its Subsidiaries employing the Employee, as the case may be, and the Company, or the Subsidiary employing the Employee, as the case may be, will have the right, which is hereby expressly reserved, to terminate or change the terms of the employment of the Employee at any time for any reason whatsoever, with or without good cause. The transactions contemplated hereunder and the vesting schedule set forth in Appendix A of this Agreement do not constitute an express or implied promise of continued employment for any period of time. A leave of absence or an interruption in employment (including an interruption during military service) authorized or acknowledged by the Company or one of its Subsidiaries employing the Employee, as the case may be, shall not be deemed a termination of employment for the purposes of this Agreement.

3.          Miscellaneous.

3.1           Address for Notices. Any notice to be given to the Company under the terms of this Agreement will be addressed to the Company, in care of its Corporate Secretary, at 201 NE Park Plaza Drive, Suite 100, Vancouver WA 98684, or at such other address as the Company may hereafter designate in writing. Any notice to be given to the Employee under the terms of this Agreement or the Plan will be addressed to the Employee at his or her address of record with the Company.

3.2           Binding Agreement. Subject to the limitation on the transferability of this grant contained herein, this Agreement will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the Parties hereto.

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3.3           Plan Governs. This Agreement is subject to all the terms and provisions of the Plan. In the event of a conflict between one or more provisions of this Agreement and one or more provisions of the Plan, the provisions of the Plan will govern. A copy of the Plan has been delivered to the Employee, receipt of which is hereby acknowledged by the Employee.

3.4           Committee Authority. The Committee will have the power to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret or revoke any such rules (including, but not limited to, the determination of whether or not any Restricted Stock Units have vested). All actions taken and all interpretations and determinations made by the Committee in good faith will be final and binding upon the Employee, the Company and all other interested persons. No member of the Committee will be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or this Agreement.

3.5           Captions. Captions provided herein are for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.

3.6           Agreement Severable. In the event that any provision in this Agreement is held invalid or unenforceable, such provision will be severable from, and such invalidity or unenforceability will not be construed to have any effect on, the remaining provisions of this Agreement.

3.7           Amendment, Suspension or Termination of the Plan. By accepting this Restricted Stock Units award, the Employee expressly warrants that he or she has received a contingent right to potentially receive Shares under the Plan, and has received, read and understood the Plan. The Employee understands that the Plan is discretionary in nature and may be amended, suspended or terminated by the Company at any time.

3.8           Governing Law. All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by, and construed in accordance with, the laws of the State of Oregon, without regard to principles of conflict of laws.

3.9           Agreement to Arbitrate Disputes. To facilitate efficient resolution of all disputes arising out of or related in any way to the interpretation or application of this Agreement or to the Employee’s employment with the Company or the termination of that employment, the Parties agree all such disputes shall be resolved exclusively, fully, and finally by binding arbitration. The Parties understand and agree that pursuant to this Agreement they are waiving the right to have disputes resolved in court by a judge or jury and instead to have such disputes resolved by a neutral arbitrator. Arbitration proceedings pursuant to this provision shall occur in accordance with the Employment Arbitration Rules and Mediation Procedures of the American Arbitration Association (AAA) in effect at the time a demand for arbitration is made. Those rules are available on the Internet at http://www.adr.org or by calling the AAA at 1-800-559-3222.

3.10           No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against either Party.

3.11           Counterparts. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement. Counterpart signature pages may be delivered via email.

[SIGNATURE PAGE FOLLOWS]

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Your signature below indicates your agreement and understanding that this award is subject to all of the terms and conditions contained in Appendices A and B and the Plan. Important additional information on vesting and forfeiture of the Restricted Stock Units is contained in Sections 1.3, 1.4 and 1.6 of this Agreement. PLEASE BE SURE TO READ ALL OF THE SPECIFIC TERMS AND CONDITIONS OF THIS AGREEMENT, INCLUDING APPENDICES A AND B.

NORTHWEST PIPE COMPANY	EMPLOYEE

By:	/s/ Scott Montross
	Scott Montross	Name:
	President and CEO	Title:
Date:	June 16, 2022	Date:

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Appendix A

Vesting Schedule

Restricted Stock Units	Vest Date
XXX	January 16, 2023
XXX	January 15, 2024
XXX	January 15, 2025

Appendix B

Definition of Change in Control and Related Terms

For purposes of this Agreement, a “Change of Control” means the occurrence of any of the following events: (i) the date any one person, or more than one person acting as a group, acquires, whether by merger, consolidation or otherwise, ownership of the capital stock of the Company that constitutes more than fifty percent (50%) of the total voting power of the outstanding capital stock of the Company, (ii) the date any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to more than fifty percent (50%) of the total gross fair market value of all of the assets of the Company immediately before such acquisition or acquisitions, (iii) the date any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Company possessing thirty percent (30%) or more of the total voting power of the stock of the Company, or (iv) the date a majority of members of the Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of the appointment or election. For purposes of this definition of a Change of Control, the term “person” shall mean and include an individual, a trust, an estate, a partnership, a limited liability company, an association, a company or corporation, other than the Company or any employee benefit plan(s) sponsored by the Company. For purposes of this definition of a Change of Control, the term “gross fair market value” means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets. Notwithstanding the foregoing, a Change of Control shall not occur unless such transaction constitutes a change in the ownership of the Company, a change in the ownership of a substantial portion of the Company’s assets or a change in the effective control of the Company under Section 409A of the Code and the Treasury Regulations promulgated thereunder.